As filed with the Securities and Exchange Commission on August 8, 2005

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Tower Corporation

(Exact name of registrant as specified in its charter)

Delaware	65-0723837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(617) 375-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SpectraSite, Inc. 2003 Equity Incentive Plan

(Full Title of the Plan)

James D. Taiclet, Jr.

Chairman, President and Chief Executive Officer

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

(617) 375-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William H. Hess, Esq. Executive Vice President and General Counsel American Tower Corporation 116 Huntington Avenue Boston, Massachusetts 02116 Tel: (617) 375-7500 Fax: (617) 375-7575	Matthew J. Gardella, Esq. Palmer & Dodge LLP 111 Huntington Avenue Boston, Massachusetts 02199-7613 Tel: (617) 239-0100 Fax: (617) 227-4420

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Security(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Class A common stock, $.01 par value issuable upon exercise of outstanding options under the SpectraSite, Inc. 2003 Equity Incentive Plan(1)	9,897,201 shares	$21.69	$214,670,290	$25,266

(1)	Options to purchase Common Stock of SpectraSite, Inc. (“SpectraSite”) issued under the SpectraSite, Inc. 2003 Equity Incentive Plan were assumed by American Tower Corporation (the “Company”), pursuant to a certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Asteroid Merger Sub LLC and SpectraSite, dated as of May 3, 2005.
(2)	Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Class A common stock of the Company, the number of shares registered shall be automatically increased to cover the additional ordinary shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Pursuant to Rule 457(h) under the Securities Act, the offering price is calculated based upon the exercise price with respect to shares subject to options currently outstanding.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information; Item 2. Registrant Information and Employee Annual Information

The documents containing the information required by these items will be given to employees participating in the SpectraSite, Inc. 2003 Equity Incentive Plan (the “Plan”) and are not required to be filed with the Securities and Exchange Commission as part of the Registration Statement or as an exhibit thereto.

Employees participating in the Plan may obtain, without charge, a copy of the Plan or the documents set forth in Item 3, below, by request to Investor Relations, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116 ((617) 375-7500).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which previously have been filed by American Tower Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof, as of their respective dates:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Commission on March 30, 2005;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, as filed with the Commission on May 5, 2005;

(c)	The Company’s Current Reports on Form 8-K as filed with the Commission on February 9, 2005, February 14, 2005, February 28, 2005, March 9, 2005, March 30, 2005, May 4, 2005, May 4, 2005, May 5, 2005, May 20, 2005, June 28, 2005, July 6, 2005, July 28, 2005 and August 3, 2005; and

(d)	The description of the Company’s Class A common stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on June 4, 1998.

In addition to the foregoing, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents (excluding information furnished in filings made under Items 2.02 or 7.01 of Form 8-K). Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

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Item 5. Interests of Named Experts and Counsel

The validity of the shares of the Company’s Class A common stock offered hereby will be passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts. A partner of Palmer & Dodge, LLP holds options to purchase 7,200 shares of the Company’s Class A common stock at $18.75 per share.

Item 6. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant has included such a provision in Article Sixth of its Certificate of Incorporation.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Article XII of the Company’s By-laws provides that the Company shall indemnify each person who is or was an officer or director of the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

The Company has purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index and is hereby incorporated by reference herein.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered

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therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 8th day of August, 2005.

AMERICAN TOWER CORPORATION

By:	/S/ JAMES D. TAICLET, JR.
James D. Taiclet, Jr. Chairman, President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of American Tower Corporation, hereby severally constitute and appoint James D. Taiclet, Jr., Bradley E. Singer and William H. Hess and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any related registration statements filed pursuant to Rule 462(b), and to file the same, with exhibits thereto and other documents in connection therewith, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable American Tower Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES D. TAICLET, JR. James D. Taiclet, Jr.	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 8, 2005

/S/ BRADLEY E. SINGER Bradley E. Singer	Chief Financial Officer and Treasurer (Principal Financial Officer)	August 8, 2005

/S/ TIMOTHY F. ALLEN Timothy F. Allen	Senior Vice President, Finance and Controller (Principal Accounting Officer)	August 8, 2005

/S/ PAUL M. ALBERT, JR. Paul M. Albert, Jr.	Director	August 8, 2005

/S/ STEPHEN H. CLARK Stephen H. Clark	Director	August 8, 2005

/S/ RAYMOND P. DOLAN Raymond P. Dolan	Director	August 8, 2005

Signature	Title	Date

/S/ DEAN J. DOUGLAS Dean J. Douglas	Director	August 8, 2005

/S/ CAROLYN F. KATZ Carolyn F. Katz	Director	August 8, 2005

/S/ GUSTAVO LARA CANTU Gustavo Lara Cantu	Director	August 8, 2005

/S/ FRED R. LUMMIS Fred R. Lummis	Director	August 8, 2005

/S/ PAMELA D. A. REEVE Pamela D. A. Reeve	Director	August 8, 2005

/S/ SAMME L. THOMPSON Samme L. Thompson	Director	August 8, 2005

EXHIBIT INDEX

Exhibit Number		Description

5.1	*	Opinion of Palmer & Dodge LLP

23.1	*	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP

23.2		Consent of Palmer & Dodge LLP (included in Exhibit 5.1 to this Registration Statement)

24.1		Power of Attorney (included on the signature page to this Registration Statement)

99.1	*	SpectraSite, Inc. 2003 Equity Incentive Plan

*Filed herewith.